Exhibit 99.1

Former aQuantive CFO M. Wayne Wisehart Joins Marchex Board of Directors

SEATTLE, WA – (Tuesday November 18, 2008) – Marchex, Inc. (NASDAQ: MCHX), a local search and advertising company, today announced the appointment of M. Wayne Wisehart to its Board of Directors, effective November 17, 2008. Wisehart most recently served as the CFO of aQuantive, a leading global digital marketing company, which was acquired by Microsoft in July 2007. Prior to aQuantive, he served as the CFO at Western Wireless Corporation.

“Wayne brings more than 30 years of experience and a successful track record building and running financial operations, as well as providing strategic guidance at market-leading companies including aQuantive and Western Wireless,” said Russell C. Horowitz, Marchex Chairman and CEO. “Wayne is an outstanding addition to our Board of Directors and we welcome his wealth of experience in the advertising, mobile, and telecommunications sectors, all of which will further expand the breadth and depth of our Board.”

“Marchex, and the executive team, have done a phenomenal job of growing the organization. They are incredibly focused and have the right assets and financial discipline, which are the building blocks of great companies. I am very much looking forward to helping the team execute and build leading market share in the local industry,” said Wisehart.

Wisehart served as the CFO of aQuantive, Inc. from March 2006 until September 2007. Prior to aQuantive, he served as CFO of Western Wireless Corporation, a cellular phone service provider, which was acquired by Alltel in August 2005. Wisehart also served as the CFO of iNNERHOST, Inc., a Web hosting services company, and as the President and CEO of Price Communications Wireless, now part of Verizon Wireless. Wisehart serves on the Board of Directors of EarthLink, Inc.

In addition to Mr. Wisehart, the Marchex Board of Directors includes Dennis Cline, Anne Devereux, Jonathan Fram, Nicolas Hanauer, Russell C. Horowitz, Chairman and CEO, and John Keister, President and COO.

About Marchex

Marchex, Inc. (www.marchex.com) is a local search and advertising company. Marchex’s innovative advertising platform delivers search- and call-based marketing products and services for local and national advertisers. Marchex’s local search network, one of the largest online, helps consumers make better, more informed local decisions through its content-rich Web sites that reach tens of millions of unique visitors each month.

Forward-looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, acquisitions, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. There are a number of important factors that could cause Marchex’s actual results to differ materially from those indicated by such forward-looking statements which are described in the “Risk Factors” section of our most recent periodic report and registration statement filed with the SEC. All of the information provided in this release is as of November 9, 2008 and Marchex undertakes no duty to update the information provided herein.

For further information, contact:

Marchex Press:

P. Kevin Horn

Telephone: 206.331.3474

Email: khorn@marchex.com

Marchex Investor Relations:

Trevor Caldwell

Telephone: 206.331.3600

Email: ir@marchex.com